Exhibit 10.32

RADIAN VOLUNTARY DEFERRED

COMPENSATION PLAN FOR OFFICERS

Amended and Restated Effective January 1, 2008

Adopted by the Board of Directors on December 27, 2007

ARTICLE I - Definitions

“Account” shall mean a bookkeeping record of the accumulated contributions determined for each Participant, including any earnings credited to or debited from such contributions. Except as provided in Section 3.07, a Participant’s Account shall be fully vested and nonforfeitable at all times.

“Benefit Commencement Date” means the date irrevocably elected by the Participant pursuant to Section 2.04. Instead of electing a specific distribution date, the Participant may, instead, elect to commence distribution of his benefits under the Plan upon his or her termination of employment.

“Board” means the Board of Directors of Radian Group Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Radian Group Inc., a Delaware corporation, and its corporate successors and assigns, and any Subsidiary which is authorized by the Board to adopt this Plan by action of its board of directors or other governing body.

“Committee” means the Compensation and Human Resources Committee of the Board.

“Compensation” means annual bonuses paid to Participants after the close of each calendar year for which the bonuses are earned.

“Contingent Deferred Obligation” means the total amount of the Company’s contingent liability for payment of deferred benefits under the Plan.

“Deferred Compensation” means the amount of Compensation that a Participant has irrevocably elected to defer under the terms of this Plan.

“Disabled” or “Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders such Participant incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Act then in effect. A determination of Disability shall be made in accordance with the requirements of section 409A of the Code.

“Eligible Executive” means an executive of the Company or of a Subsidiary who has the rank of Senior Vice President or higher and such other officers of the Company as the Committee may designate.

“Participant” means an Eligible Executive who elects to participate in the Plan, and further differentiated as follows:

(i) “Active Participant”: A Participant who is an employee of the Company at the time in question.

(ii) “Inactive Participant”: A Participant who is not an employee of the Company at the time in question (including as a result of the Participant’s death or Disability).

“Plan” means this Voluntary Deferred Compensation Plan as it may be amended from time to time.

“Plan Year” means the calendar year during which a Participant’s Compensation is earned.

“Retirement” means a Participant’s termination of employment with the Company and its Subsidiaries after attaining eligibility for retirement under Radian’s Pension Plan as in effect on October 3, 2004.

“Subsidiary” means a company of which the Company owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors or other governing body.

ARTICLE II - Designation of Participants and Payment of Account

Section 2.01. Each individual who is eligible to participate in the Plan shall complete such forms and provide such data as are reasonably required by the Committee as a precondition to Plan participation.

Section 2.02. Each Participant must fully complete the deferral election form provided by the Company, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only. By making such election, the Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto. Such forms must be filed prior to January 1 of the Plan Year for which the election is to be effective, or at such earlier time as may be set by the Committee in its sole discretion.

Notwithstanding the foregoing, if an employee first becomes an Eligible Executive in the middle of a Plan Year, the Eligible Executive may elect to defer a percentage of his Compensation for such Plan Year so long as the Eligible Executive files the deferral election form provided by the Company, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only, on or before the date that is 30 days after the date on which the employee first becomes an Eligible Executive. The deferral election shall apply only to Compensation earned with respect to services performed after the date on which the Eligible Employee files his or her deferral election form.

A separate deferral election must be filed for each Plan Year.

Section 2.03. A Participant may elect to receive his or her Account balance in a single sum payment or annual installment payments over a term of ten years. Subject to Section 2.06, the form in which the Participant irrevocably elects to receive payment of his or her Account balance shall be elected on the Participant’s deferral election form as described in Section 2.02 above.

Section 2.04. A Participant may elect to receive payments in January of any year which is at least two years following the Plan Year for which such election is made. Subject to Section 2.06, the date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her Account balance shall be elected on the Participant’s deferral election form (as described in Section 2.02 above) as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant’s employment with the Company and its Subsidiaries terminates before that specified date upon the Participant’s death, Disability or Retirement, the Benefit Commencement Date shall be the first to occur of (i) the specified date or (ii) the date described in Section 4.01 or 5.06 (as applicable) following the Participant’s death, Disability or Retirement, except as otherwise provided in Section 2.06.

Section 2.05. For amounts deferred in 2004 or earlier, a Participant shall have the option of postponing an elected Benefit Commencement Date by making an irrevocable election to roll over such election prior to the year in which such benefit is payable. Such re-deferral shall be for at least two years from the year of the original Benefit Commencement Date. A Participant shall make such election on a form designated by the Committee.

(For the avoidance of doubt, an amount deferred in 2004 or earlier and any earnings thereon shall always be deemed to be “an amount deferred in 2004 or earlier” for the purposes of this section regardless of how many times or when such amount was re-deferred as long as such amount was re-deferred in accordance with the terms of the Plan in existence on October 3, 2004.) All Plan provisions with respect to amounts deferred in 2004 or earlier shall be administered in accordance with the “grandfather” provisions of section 409A of the Code, so that all re-deferrals and payments of amounts deferred in 2004 or earlier shall be consistent with the terms of the Plan in existence on October 3, 2004, notwithstanding anything in this Plan to the contrary.

Section 2.06. For amounts deferred after 2004, a Participant shall have the option of postponing an elected Benefit Commencement Date by making an irrevocable election to defer payment at least 12 full months before distributions under the Plan related to that Benefit Commencement Date are scheduled to commence. Such re-deferral shall be for at least five years from the year of the original Benefit Commencement Date. The re-deferral election shall not take effect until 12 months after the date on which the re-deferral election is made. A Participant shall make the election on a form designated by the Committee.

Re-deferral elections made before January 1, 2009 with respect to amounts deferred after 2004 shall be made in accordance with the transition rules for payment elections under section 409A of the Code. Under the transition rules, a payment election made in 2008 cannot affect amounts that are otherwise payable in 2008 and cannot accelerate into 2008 any amounts that would otherwise be payable after December 31, 2008.

For re-deferral elections made after December 31, 2008 with respect to amounts deferred after 2004, the Participant’s new Benefit Commencement Date (as designated in his or her re-deferral election) shall not be accelerated if the Participant terminates employment, other than on account of Disability or death or as otherwise permitted by section 409A.

ARTICLE III - Contingent Future Payments, Earnings, Investments and Forfeitures

Section 3.01. The Committee shall cause an Account to be kept in the name of each Participant, which shall reflect the value of the Contingent Deferred Obligation payable to such Participant or beneficiary under the Plan. Each Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets.

Section 3.02. As soon as practicable after each year, each Active Participant’s Account shall be credited with earnings and debited with losses in accordance with the rate of return option elected by the Participant. The rate of return options available under the Plan are:

(a) For investment elections in effect prior to January 1, 2008, an annual rate of return equal to 200 basis points in excess of the average yield on 30-year U.S. Treasuries in effect on the last business day of each month of the year.

(b) For investment elections in effect prior to January 1, 2008, an annual rate of return equal to the change in the market value of the Company’s Common Stock (positive or negative) for the year.

(c) The return on a hypothetical investment in one or more investment funds designated by the Committee, which constitute a “predetermined actual investment” as described in the regulations issued under section 409A of the Code.

Under alternative (c), beginning January 1, 2008, each Active Participant may select one investment fund from those designated by the Committee for purposes of measuring investment return for the investment of the Participant’s Deferred Compensation for each Plan Year. The Participant may select different investment funds for different Plan Years’ Deferred Compensation, but only one investment fund for each Plan Year’s Deferred Compensation. The investment funds shall be used only for purposes of measuring the return on the Participant’s Account, and no Participant shall have any interest in any actual investment fund. The Company shall calculate the return on the hypothetical investments in investment funds on a quarterly or more frequent basis.

The Committee shall establish procedures by which Active Participants can change their investment elections among the available investment alternatives, with such changes to be effective as of the first day of the calendar quarter following the date of the election, except as otherwise determined by the Committee. Any changes with respect to the Common Stock investment return shall be subject to applicable securities laws and Company policies.

Effective January 1, 2008, for elections made in December 2007 and thereafter, no Participant may make a new election (including a re-deferral election) to designate an investment return based on alternative (a) or (b). Elections in effect prior to January 1, 2008 with respect to alternative (a) or (b) shall remain in effect according to their terms, unless the Active Participant elects to designate an investment fund for measuring investment return as described in alternative (c) above.

Prior to January 1, 2008, if a Participant elected alternative (b) above with regard to any deferred amount, such deferred amount was increased by 20%. If in the two years following the year of such deferral, the Participant (i) leaves the Company’s employ for any reason other than on account of his or her death, Disability or Retirement, or (ii) makes an election under Section 5.07 or 5.08 to withdraw all or any part of such deferred amount, then such 20% increase and the return associated with such increase shall be deducted from his or her Account. (For example, if in a given year, the Participant defers $100,000 and elects return option (b) above with regard to such amount, the Participant’s Account shall be credited with $120,000 and the Common Stock return shall be applied to the full $120,000. If at any point in the two years following the year of such deferral, the Participant elects an early payment of all or any part of such amount or leaves the Company’s employ for any reason other than his or her death, Disability or Retirement, $20,000 and any return associated with such $20,000 shall be deducted from his or her Account.)

Section 3.03. For Participants who are Inactive Participants as of January 1, 2008, as soon as practicable after each year, each Inactive Participant’s Account shall be credited with earnings based upon: (i) the average yield on 5-year U.S. Treasuries on the last business day of each month of such year plus 100 basis points if the Inactive Participant left the Company’s employ because of his or her death, Disability or Retirement, or (ii) the average yield on 30-year U.S. Treasuries on the last business day of each month of such year if the Inactive Participant left the Company’s employ for any other reason.

For Participants who become Inactive Participants on or after January 1, 2008, each Inactive Participant’s Account shall be credited with earnings or losses each year based upon the return of a hypothetical bond fund designated by the Committee.

A Participant who leaves the Company’s employ shall have the rate of return he or she selected in accordance with Section 3.02 applied to his or her Deferred Compensation until the date on which the Participant terminates employment status. The rate of return for Inactive Participants provided under this Section 3.03 shall be applied to the Deferred Compensation from the date of the Participant’s termination of employment until such Deferred Compensation is distributed.

Section 3.04. Each Participant’s Account shall be credited with the amount of Deferred Compensation for a Plan Year as of the date such Deferred Compensation would have been paid to the Participant had it not been deferred in accordance with this Plan. All earnings or losses thereon shall be prorated accordingly.

Section 3.05. If a Participant receives a distribution from his or her Account, the Company shall credit earnings or losses on the Participant’s Account for the portion of the year preceding the distribution date.

Section 3.06. Until deferred benefits hereunder are distributed in accordance with the terms of the Plan, the interest of each Participant and beneficiary therein is contingent only and is subject to forfeiture as provided in Section 3.08. Title to and beneficial ownership of any assets, whether cash or investments, which the Company may set aside or earmark to meet its Contingent Deferred Obligation hereunder, shall at all times remain in the Company. All Plan Participants and beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder and the Plan constitutes an agreement by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.

Section 3.07. In order to meet its Contingent Deferred Obligations hereunder, funds may be set aside or earmarked by the Company. These funds may be kept in cash, or invested and reinvested, at the discretion of the Committee. The Company may, but is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Company’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company shall be reduced to the extent such assets are utilized to meet its obligations hereunder.

Section 3.08. The contingent right of a Participant or beneficiary to receive future payments hereunder shall be forfeited upon the occurrence of any one or more of the following events:

(a) If the Participant is discharged from employment by the Company or a Subsidiary for acts which constitute their willful misconduct in connection with the performance of their duties to the Company or a Subsidiary, and such conduct shall have been materially harmful to the Company or a Subsidiary, including, but without limiting the generality of the foregoing, misappropriation of funds or property of the Company or a Subsidiary, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or a Subsidiary, or committing the Company or a Subsidiary to any transaction adverse to its respective interests except as a result of a good faith error in judgment, or

(b) If the Participant shall enter into a business or employment which the Committee determines to be (i) detrimentally competitive with the business of the Company or a Subsidiary, and (ii) substantially injurious to the Company’s financial interests.

ARTICLE IV - Death Benefits

Section 4.01. In the event that a Participant dies prior to his or her Benefit Commencement Date, the Participant’s Account shall accrue earnings or losses thereafter in accordance with Section 3.03 until such time as the Account is distributed. The beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account in January of the year immediately following the Participant’s death.

Section 4.02. In the event that a Participant dies after his or her Benefit Commencement Date, the beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account within 60 days following the Participant’s death.

ARTICLE V - Payment of Benefits

Section 5.01. A Participant shall be paid the value of his or her Account (or portion thereof) beginning within 60 days after the Benefit Commencement Date in a single sum or in periodic installment payments payable annually for ten years as irrevocably elected by the Participant.

Notwithstanding the foregoing, if the Participant’s distribution is to commence, or be paid upon, termination of employment, payment of the distribution shall be delayed for a period of six months after the Participant’s employment termination date, if the Participant is a “specified employee” under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the accumulated postponed amount shall be paid within 30 days after the end of the six-month period following the date on which the Participant terminates from employment. If the Participant dies during the six-month period, the accumulated postponed amount shall be paid as described in Section 4.02.

If the Participant has elected to receive his or her Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date (subject to the six month delay requirement, if applicable), and all subsequent installment payments shall be made each year on the anniversary of the Benefit Commencement Date under this Section 5.01. The Participant’s Account will continue to be credited with earnings or losses calculated in accordance with his or her elections. Each annual payment shall be calculated by dividing the remaining value of the Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant.

Section 5.02. A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in Article IV.

Section 5.03. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is determined to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to such person as the Committee may designate for the benefit of such Participant or beneficiary. Such payments shall be considered a payment to such Participant or beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

Section 5.04. The Committee shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Company’s or the Committee’s records. If the Committee is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Company shall continue to hold the benefit due such person, subject to any applicable state escheat laws.

Section 5.05. In the event of the Participant’s termination of employment with the Company and its Subsidiaries on account of Disability prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be adjusted to the January following the Participant’s termination of employment on account of Disability, subject to the six-month delay required by section 409A of the Code, if applicable.

In the event of the Participant’s Retirement prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be adjusted to the January following the Participant’s Retirement, subject to the six-month delay required by section 409A of the Code, if applicable.

In either case, the Participant’s Account shall be paid in the manner prescribed on the Participant’s election form, except with regard to the Participant’s originally selected Benefit Commencement Date.

Notwithstanding the foregoing, if a Participant made a re-deferral election under Section 2.06 after December 31, 2008 with respect to amounts deferred after 2004, the Participant’s Account attributable to such re-deferred amounts may not be distributed until the Benefit Commencement Date designated in the re-deferral election, except in the event of the Participant’s Disability or death or as otherwise permitted by section 409A.

Section 5.06. For amounts deferred in 2004 or earlier, a Participant may elect at any time to be paid the total of such amounts, adjusted for earnings or losses thereon and subject to Section 3.05, in which case the Participant shall be paid such amount, less 10% of such amount as an early withdrawal penalty, as soon as practicable, and the Participant shall no longer have any right to participate in the Plan for subsequent Plan Years (which means that the Participant may not make any deferral elections or re-deferral elections under the Plan after the date of the withdrawal). (For the avoidance of doubt, an amount deferred in 2004 or earlier and any earnings thereon shall always be deemed to be “an amount deferred in 2004 or earlier” for the purposes of this section regardless of how many times or when such amount was re-deferred as long as such amount was re-deferred in accordance with the terms of the Plan in existence on October 3, 2004.)

Section 5.07. For amounts deferred after 2004, a Participant may elect to be paid all or any part of such amounts plus earnings thereon in the event such funds are needed in connection with an “unforseeable emergency” (as determined by the Committee in accordance with applicable law). For purposes of this Section 5.07, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable emergency shall be administered in accordance with section 409A of the Code.

Section 5.08. Any claim by a Participant or a beneficiary (hereafter the “Claimant”) for benefits shall be submitted in writing to the Committee.

(a) The Committee shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan (a “Covered Claim”). The Committee otherwise shall be responsible for providing a full review of the Committee’s decision with regard to any claim, upon a written request.

(b) Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify; and such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.

(c) Notice of any decision by the Committee with respect to a claim generally shall be furnished to the Claimant within 90 days following the receipt of the claim by the Committee (or within 90 days following the expiration of the initial 90 day period in any case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant.

(d) Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing. If the Committee fails to notify the Claimant of the decision regarding their claim in accordance with this section, the claim shall be “deemed” denied, and the Claimant then shall be permitted to proceed with the claims review procedure provided for herein.

(e) Within 60 days following receipt by the Claimant of notice of the claim denial, or within 60 days following the date of a deemed denial, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully review the decision denying the claim. The decision of the Committee then shall be made within 60 days following receipt by the Committee of a timely request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

(f) For all purposes under the Plan, the decision with respect to a claim (if no review is requested) and the decision with respect to a claims review (if requested), shall be final, binding and conclusive on all Participants, beneficiaries and other interested parties, as to all matters relating to the Plan and Plan benefits. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Committee.

ARTICLE VI - Beneficiary Designation

Section 6.01. A Participant may designate a beneficiary and a contingent beneficiary as part of his or her deferral election. Any beneficiary designation hereunder shall remain effective until changed or revoked.

Section 6.02. A beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Company.

Section 6.03. If the Participant dies without having designated a beneficiary or if the Participant dies and the beneficiary so named by the Participant has predeceased the Participant, then the Participant’s estate shall be deemed to be the beneficiary.

ARTICLE VII - Administration

Section 7.01. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee. The Company shall pay all expenses of administering the Plan either from funds set aside or earmarked under the Plan or from other funds.

Section 7.02. To the extent permitted by law, the right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Section 7.03. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to their own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

Section 7.04. The Committee shall be the agent for service of process on the Plan.

Section 7.05. Benefit payments hereunder shall be subject to withholding, to the extent required (as determined by the Company) by applicable tax or other laws.

Section 7.06. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and their heirs, executors, administrators and legal representatives.

Section 7.07. If any provision of this Plan is held invalid or unenforceable to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

Section 7.08. The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A of the Code.

ARTICLE VIII - Amendment or Termination of Plan

Section 8.01. The Board may terminate the Plan or amend the Plan in whole or in part, effective as of any date specified. Notwithstanding the foregoing, in the event of a “Change in Control” of the Company, as such term is defined in the Company’s Equity Compensation Plan, the Plan may not be amended in any manner whatsoever that would diminish the value of a Participant’s interest in or ultimate benefits under the Plan or accelerate any payment to a Participant.